Exhibit 10.1

MASTER TRANSACTION AGREEMENT
dated as of February 1, 2021
between
SAP SE
and
QUALTRICS INTERNATIONAL INC.

    2

MASTER TRANSACTION AGREEMENT
This Master Transaction Agreement is dated as of the 1st day of February, 2021, between SAP SE, a European Company (Societas Europaea), registered in accordance with the corporate laws of Germany and the European Union (“SAP”), and Qualtrics International Inc., a Delaware corporation (“Qualtrics”, with each of SAP and Qualtrics a “Party,” and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in ARTICLE VI hereof.
RECITALS
WHEREAS, SAP is the indirect beneficial owner of all the issued and outstanding Class B common stock of Qualtrics;
WHEREAS, SAP, through Qualtrics, is engaged in the business of experience management software and services, including providing a technology platform for organizations to collect, manage, analyze and take action on experience data, as more completely described in a Registration Statement on Form S-1 (File No. 333-251767) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act (the “IPO Registration Statement”);
WHEREAS, SAP and Qualtrics currently contemplate that Qualtrics will make an initial public offering (“IPO”) of its Class A common stock pursuant to the IPO Registration Statement; and
WHEREAS, the Parties intend in this Agreement to set forth the principal arrangements between SAP and Qualtrics regarding the relationship of the Parties from and after the filing of the IPO Registration Statement and the consummation of the IPO.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, SAP and Qualtrics mutually covenant and agree as follows:
Article I.
DOCUMENTS AND ITEMS TO BE DELIVERED ON THE IPO DATE
Section i.Documents to be delivered by SAP
. On or prior to the closing of the IPO (the “IPO Date”), SAP will deliver, or will cause its appropriate Subsidiaries to deliver, to Qualtrics all of the following items and agreements:
(1)a duly executed Administrative Services Agreement, substantially in the form attached to the IPO Registration Statement as Exhibit 10.2 (the “Administrative Services Agreement”);

(2)a duly executed Tax Sharing Agreement, substantially in the form attached to the IPO Registration Statement as Exhibit 10.3 (the “Tax Sharing Agreement”);
(3)a duly executed Employee Matters Agreement, substantially in the form attached to the IPO Registration Statement as Exhibit 10.4 (the “Employee Matters Agreement”);
(4)a duly executed Intellectual Property Matters Agreement, substantially in the form attached to the IPO Registration Statement as Exhibit 10.5 (the “Intellectual Property Matters Agreement”);
(5)a duly executed Distribution Agreement, substantially in the form attached to the IPO Registration Statement as Exhibit 10.6 (the “Distribution Agreement”);
(6)a duly executed Insurance Matters Agreement, substantially in the form attached to the IPO Registration Statement as Exhibit 10.7 (the “Insurance Matters Agreement”);
(7)a duly executed Stockholders’ Agreement, substantially in the form attached to the IPO Registration Statement as Exhibit 10.8 (the “Stockholders’ Agreement”);
(8)a duly executed Real Estate Matters Agreement, substantially in the form attached to the IPO Registration Statement as Exhibit 10.9 (the “Real Estate Matters Agreement”); and
(9)such other agreements, documents or instruments as Qualtrics may reasonably require.
Section ii.Documents to be delivered by Qualtrics
. On or prior to the IPO Date, Qualtrics will deliver to SAP all of the following items and agreements:
(1)a duly executed counterpart of each agreement or instrument referred to in Section 1.1;
(2)(i) a duly executed promissory note, substantially in the form attached to the IPO Registration Statement as Exhibit 10.10 (“Note 1”), in a principal amount equal to the IPO Dividend Amount (as defined below), and (ii) a duly executed promissory note, substantially in the form attached to the IPO Registration Statement as Exhibit 10.11 (“Note 2”), in a principal amount of $500 million; and
(3)such other agreements, documents or instruments as SAP may reasonably require.
Article II.
THE IPO AND ACTIONS PENDING THE IPO
Section i.Transactions Prior to the IPO

. Subject to the occurrence of the events described in this ARTICLE II, SAP intends to cause Qualtrics to consummate the IPO and take, or cause to be taken, the actions specified in this Section 2.1.
(1)Registration Statement. Qualtrics has filed the IPO Registration Statement, and intends to file such amendments or supplements thereto as may be necessary in order to cause the same to become and remain effective as required by law or by the managing underwriters for the IPO (the “Underwriters”), including filing such amendments or supplements to the IPO Registration Statement as may be required by the underwriting agreement to be entered into among Qualtrics and the Underwriters (the “Underwriting Agreement”), the Commission or federal, state or foreign securities laws. Qualtrics also intends to prepare, file with the Commission and cause to become effective a registration statement registering the Class A common stock of Qualtrics under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement. SAP shall cooperate with Qualtrics in furtherance of the foregoing.
(2)Underwriting Agreement. Qualtrics shall enter into the Underwriting Agreement, which shall in form and substance be satisfactory to SAP and Qualtrics, and Qualtrics shall comply with its obligations thereunder.
(3)NASDAQ Listing. Qualtrics shall prepare, file and use its reasonable best efforts to make effective, an application for listing of its Class A common stock issued in the IPO on the Nasdaq Stock Market (“Nasdaq”), subject to official notice of issuance.
(4)Charter and Bylaws. Immediately prior to the IPO Date, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Qualtrics, each substantially in the forms attached to the IPO Registration Statement as Exhibits 3.1 and 3.2, respectively, shall be in effect.
Section ii.Cooperation
. Qualtrics shall consult with, and cooperate in all respects with, SAP in connection with the pricing and marketing, including any roadshow presentations, of the Class A common stock of Qualtrics to be offered in the IPO and shall, at SAP’s direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.
Section iii.Conditions Precedent to Consummation of the IPO
. The obligations of the Parties to consummate the IPO shall be conditioned on the satisfaction of the following conditions (collectively, the “IPO Conditions”):

(1)Registration Statement. The IPO Registration Statement shall have been declared effective by the Commission (the time of such effectiveness being the “IPO Effective Time”), and there shall be no stop-order in effect with respect thereto;
(2)Blue Sky. The actions and filings with regard to applicable securities and blue sky laws of any state (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted;
(3)NASDAQ Listing. The Class A common stock of Qualtrics to be issued in the IPO shall have been accepted for listing on the Nasdaq, subject only to official notice of issuance;
(4)Underwriting Agreement. Qualtrics shall have entered into the Underwriting Agreement and all conditions to the obligations of Qualtrics and the Underwriters shall have been satisfied or waived by the party that is entitled to the benefit thereof;
(5)Rollover Shortfall Shares. In the event that holders of the Cash-Settled Equity Awards elect to exchange less than 100% of Cash-Settled Equity Awards for New Share-Settled Equity Awards in the exchange offer by Qualtrics that is described in the IPO Registration Statement, (i) Qualtrics will increase the number of shares of Class A common stock to be sold pursuant to the IPO by such Rollover Shortfall Shares and (ii) the proceeds to Qualtrics from the sale of such Rollover Shortfall Shares will remain on Qualtrics’ balance sheet and there shall not be a corresponding increase in the principal amount of Note 1 or Note 2. “Cash-Settled Equity Awards” shall mean equity-based awards issued to employees of Qualtrics by Qualtrics and/or SAP that are to be settled in cash. “New Share-Settled Equity Awards” shall mean equity-based awards issued by Qualtrics in exchange for Cash-Settled Equity Awards that are to be settled by the issuance of shares of Class A common stock. “Rollover Shortfall Shares” shall mean such additional number of shares of Class A common stock that would have been required to be issued in respect of any Cash-Settled Equity Awards that were not exchanged, or not elected to be exchanged, for New Share-Settled Equity Awards in the exchange offer referred to above and that remain outstanding as of the time of sale of the Firm Shares, if such Cash-Settled Equity Awards had so been exchanged or elected to be exchanged;
(6)Intercompany Notes. After the IPO Effective Time, and prior to the IPO Date, Qualtrics shall have issued Note 1 and Note 2 as a dividend payable to all holders of record of Common Stock as of immediately prior to the IPO Effective Time (other than any such holder of Common Stock who shall have waived its right to receive such dividend) in an amount equal to (i) the amount by which the sum of the anticipated net proceeds to Qualtrics in the IPO (but excluding proceeds received in respect of Rollover Shortfall Shares), plus the proceeds to Qualtrics from all sales of Class A common stock in private placement transactions after the filing of the IPO Registration Statement and occurring substantially concurrent with or prior to the IPO Date, minus anticipated transaction expenses and cash required for the settlement of Cash-Settled Equity Awards vesting in January 2021 and not eligible to be tendered in the exchange offer, exceeds the amount required to provide Qualtrics with approximately $500 million in cash following the closing of the IPO (such amount, the “IPO Dividend Amount”), payable in the form of a promissory note in the form of Note 1, and (ii) $500 million, payable in the form of a promissory note in the form of Note 2;
(7)No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement or any Intercompany Agreement shall be in effect;
(8)Deliveries. Each Party shall have made the deliveries required pursuant to Section 1.1 and Section 1.2, respectively; and
(9)Other Actions. Such other actions as either Party may reasonably request to be taken prior to the IPO, in order to assure the successful completion of the IPO, shall have been taken.
Qualtrics shall use its reasonable best efforts to satisfy, or cause to be satisfied, the IPO Conditions, it being understood and acknowledged by the Parties that SAP shall have absolute discretion to proceed with or abandon the IPO.
Article III.
COVENANTS AND OTHER MATTERS
Section i.Other Agreements
. SAP and Qualtrics agree to negotiate, execute and deliver, or cause to be negotiated, executed and delivered by the appropriate parties, as appropriate, such other agreements, instruments and other documents as SAP may reasonably deem necessary or desirable in order to effect the purposes of this Agreement and the Intercompany Agreements.
Section ii.Consent of Holders of Class B Common Stock
.
(1)In addition to any other vote required by law or by the Amended and Restated Certificate of Incorporation of Qualtrics, prior to the Operative Date (as defined in the Amended and Restated Certificate of Incorporation of Qualtrics), the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B common stock, voting separately as a class, shall be required to authorize Qualtrics to (and (in the case of clauses (iii) through (x) and (xiii) below) to authorize or permit any Subsidiary of Qualtrics to), in each case whether directly or indirectly and whether by merger, consolidation, division, operation of law or otherwise:
(i)adopt or implement any stockholder rights plan or similar takeover defense measure;
(ii)consolidate or merge with or into any Person;

(iii)permit any Subsidiary to consolidate or merge with or into any Person (other than (a) a consolidation or merger of a Wholly-Owned Subsidiary with or into Qualtrics or with or into another Wholly-Owned Subsidiary or (b) in connection with a Permitted Acquisition);
(iv)directly or indirectly acquire Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person (other than Qualtrics or its Subsidiaries), in each case in a single transaction or series of related transactions, involving consideration (whether in cash, securities, assets or otherwise, and including Indebtedness assumed by Qualtrics or any of its Subsidiaries and Indebtedness of any entity so acquired) paid or delivered by Qualtrics and its Subsidiaries in excess of $100,000,000; provided, however, that this Section 3.2(a)(iv) shall not require the vote of the holders of Class B common stock in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business or transactions to which Qualtrics and one or more Wholly-Owned Subsidiaries are the only parties;
(v)issue any Stock or any Stock Equivalents, except (A) the issuance of shares of Stock of a Wholly-Owned Subsidiary of Qualtrics to Qualtrics or another Wholly-Owned Subsidiary of Qualtrics, (B) pursuant to the IPO or in private placement transactions after the filing of the IPO Registration Statement and occurring substantially concurrent with or prior to the IPO Date or (C) the issuance of shares of Class A common stock or options or other rights to purchase or acquire Class A common stock pursuant to employee benefit plans or programs, including in connection with any exchange offer that occurs at the time of or substantially concurrent with the IPO, or dividend reinvestment plans approved by the Qualtrics board of directors (the “Qualtrics Board”) (provided, however, that notwithstanding the provision of this clause (C), the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B common stock, voting separately as a class, shall be required to authorize any increase in the number of shares reserved and available for issuance under such employee benefit plans or programs in any year in excess of 5% of the outstanding number of shares of Class B common stock and Class A common stock on the immediately preceding December 31);
(vi)conduct any business other than the business of enterprise software and other businesses ancillary thereto;
(vii)make or commit to make any individual or series of related capital expenditures or commitments in excess of $100,000,000;
(viii)create, incur, assume or permit to exist any Indebtedness or guarantee the Indebtedness of any other Person, or permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or guarantee any Indebtedness of any other Person, in excess of an aggregate principal amount at any time outstanding of $100,000,000;

(ix)make any loan to any other Person or purchase any debt securities of any other Person, in excess of an aggregate principal amount at any time outstanding of $50,000,000;
(x)redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any shares of Stock or Stock Equivalents of Qualtrics or a Subsidiary (other than a Wholly-Owned Subsidiary); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for Qualtrics or any Wholly-Owned Subsidiary pursuant to agreements under which Qualtrics has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal or the conversion or reclassification of any shares of Class B common stock pursuant to clause (vi) of Article IV, Section C of the Amended and Restated Certificate of Incorporation of Qualtrics;
(xi)dissolve, liquidate or wind up Qualtrics;
(xii)declare dividends on any class or series of the capital stock of Qualtrics;
(xiii)enter into any joint venture or any other arrangement or agreement with any Person to provide or license on an exclusive basis any products or services of such Person that are substantially equivalent to products and services offered by the SAP Group; and
(xiv)alter, amend, change, terminate or repeal, or adopt any provision inconsistent with (A) this Agreement, (B) Articles V or VI or Sections A, or C through D of Article VII of the Amended and Restated Certificate of Incorporation of Qualtrics or (C) Sections 2.2, 2.4, 2.6, 2.8(B), 2.11, 3.2, 3.9, 3.11, 6.9 or 8.1 of the Amended and Restated Bylaws of Qualtrics.
(a)Qualtrics shall not undertake any action or conduct that would have the effect of indirectly engaging Qualtrics in activities that the provisions of this Section 3.2 would otherwise prohibit.
Section iii.Agreement for Exchange of Information
.
(1)Generally. SAP agrees to provide, or cause to be provided, to Qualtrics, at any time, as soon as reasonably practicable after request therefor, any Information in the possession or under the control of SAP that Qualtrics reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on Qualtrics (including under applicable securities laws) by a Governmental Authority having jurisdiction over Qualtrics, including, as required by Nasdaq requirements, (ii) to comply with its obligations under this Agreement or any Intercompany Agreement or (iii) to conduct the ongoing Qualtrics Business; provided, however, that in the event that SAP determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Qualtrics agrees to provide, or cause to be provided, to SAP, at any time, as soon as reasonably practicable after request therefor, all reports and other Information regularly provided by Qualtrics to SAP prior to the IPO Date and any Information in the possession or under the control of Qualtrics that SAP reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on SAP (including under applicable securities laws) by a Governmental Authority having jurisdiction over SAP, including, as required by German, New York Stock Exchange and Frankfurt Stock Exchange requirements, (B) to comply with its obligations under this Agreement or any Intercompany Agreement or (C) to conduct the ongoing SAP Business; provided, however, that in the event that Qualtrics determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Each of SAP and Qualtrics agree to make their respective personnel available to discuss the Information exchanged pursuant to this Section 3.3.
(2)Internal Accounting Controls; Financial Information. Except as otherwise provided in the Administrative Services Agreement, after the IPO Date, (i) each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other Party to satisfy its reporting, tax return, accounting, audit and other obligations, and (ii) each Party shall provide, or cause to be provided, to the other Party and its Subsidiaries in such form as such requesting Party shall reasonably request, at no charge to the requesting Party, all financial and other data and information as the requesting Party reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority, in each case including as required by German, New York Stock Exchange, Nasdaq and Frankfurt Stock Exchange requirements (and, to the extent a Party provides the other Party with access to its finance and accounting systems, the Party provided with access must agree to comply with all requirements and policies of the Party providing access that are generally applicable to third parties provided with system access).
(3)Ownership of Information. Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 3.3 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information. Notwithstanding the foregoing, this Section 3.3(c) shall not restrict the use of any Information by a Party to the extent such Party requires such information in connection with its stock exchange reporting requirements and otherwise as required by applicable law.
(4)Record Retention. To facilitate the possible exchange of Information pursuant to this Section 3.3 and other provisions of this Agreement, each Party agrees to use its reasonable best efforts to retain all Information in its respective possession or control substantially in accordance with and for not less than the period required by its respective record retention policies and/or practices as in effect on the IPO Date, and for such longer period as may be required by any Governmental Authority, any litigation matter, any applicable law, any provision of this Agreement (including Section 3.4(f)) or any Intercompany Agreement. However, except as set forth in the Tax Sharing Agreement, each Party may amend its respective record retention policies at such Party’s discretion at any time; provided, however, that if a Party desires to effect any such amendment in a way that shortens the duration of its record retention prior to the date that is three years after the termination of this Agreement, the amending Party must give 30 days prior written notice (to the extent permitted by law) of such change in the policy to the other Party to this Agreement. In the event either Party desires to discard or destroy any such Information prior to the expiration of the period required by its respective record retention policies and or practices, each Party agrees to give the other Party 30 days written notice prior to discarding or destroying any such Information and, if the other Party so requests, the Party seeking to discard or destroy such Information shall allow the other Party to take possession of such Information at such other Party’s sole cost and expense.
(5)Limitation of Liability. Each Party will use its reasonable best efforts to ensure that Information provided to the other Party hereunder is accurate and complete; provided, however, no Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Section 3.3 is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information. No Party shall have any liability to any other Party if any Information is destroyed or lost after the relevant Party has complied with the provisions of Section 3.3(d).
(6)Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 3.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, ownership, retention or confidential treatment of Information set forth in this Agreement and any Intercompany Agreement.
(7)Production of Witnesses; Records; Cooperation. For a period from the IPO Date until the date that is seven years after the first date upon which members of the SAP Group cease to own at least 20% of the then outstanding number of shares of Common Stock, and except in the case of an Action in which Qualtrics (or any of its Subsidiaries or any of its or their respective officers or directors) and SAP (or any of its Subsidiaries or any of its or their respective officers or directors) are adverse parties, each Party shall use its reasonable best efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such directors, officers, employees, other personnel and agents (giving consideration to their business demands) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. Notwithstanding the foregoing, during the seven year period after the first date upon which the members of the SAP Group hold shares of Common Stock representing less than a majority of the votes entitled to be cast by all holders of Common Stock, the obligations of this Section 3.3(g) shall not apply in instances where doing so would be materially against the best interest of such Party. The requesting Party shall bear all costs and expenses in connection therewith.
Section iv.Auditors and Audits; Financial Statements; Accounting Matters
. Each Party agrees that:
(1)Selection of Auditors.
(i)Qualtrics shall select the independent certified public accountants (“Qualtrics’ Auditors”) used by SAP to serve as its (and its Subsidiaries’) independent certified public accountants (“SAP’s Auditors” and, for the avoidance of doubt, should SAP at any time change the accounting firm serving as its independent certified public accountants, “SAP’s Auditors” shall thereafter mean the new firm serving as SAP’s independent certified public accountants) for purposes of providing an opinion on its consolidated financial statements; provided, however, that Qualtrics’ Auditors may be different from SAP’s Auditors if necessary to comply with applicable laws, regulations or rules regarding auditor independence and qualifications (provided, however, that Qualtrics shall use commercially reasonable efforts to ensure that neither it nor its directors, officers or employees take any actions that could reasonably be expected to require Qualtrics to engage auditors other than SAP’s Auditors). The foregoing shall not be construed after Qualtrics conducts an IPO so as to unlawfully limit any responsibility of the audit committee of the Qualtrics Board, pursuant to Rule 10A-3(b)(2), to appoint, compensate, retain and oversee the work of the registered public accounting firm Qualtrics engages.
(ii)Each Party shall provide the other Party as much prior notice as reasonably practical of any change in Qualtrics’ Auditors for purposes of providing an opinion on its consolidated financial statements.
(2)Date of Auditors’ Opinion and Quarterly Reviews. During the term of this Agreement and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit (but in no event after the date that is ten years after the first date upon which the members of the SAP Group hold shares of Common Stock representing less than a majority of the votes entitled to be cast by all holders of Common Stock), Qualtrics shall use its reasonable best efforts to enable Qualtrics’ Auditors to complete their audit such that they will date their opinion on Qualtrics’ audited annual financial statements on the same date that SAP’s Auditors date their opinion on SAP’s audited annual financial statements, and to enable SAP to meet its timetable for the printing, filing and public dissemination of SAP’s annual financial statements. During the term of this Agreement and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, Qualtrics shall use its reasonable best efforts to enable Qualtrics’ Auditors to complete their annual audit and quarterly review procedures such that they will provide clearance on Qualtrics’ annual and quarterly financial statements on the same date that SAP’s Auditors provide clearance on SAP’s annual and quarterly financial statements. During the term of this Agreement, Qualtrics shall ensure that its periodic earnings announcements will be made after the close of market of the Nasdaq on the trading day before the scheduled date for SAP’s earnings announcements for the corresponding period, unless either (i) otherwise consented to in advance by SAP in writing or (ii) the Qualtrics Board shall determine that Qualtrics is required to do otherwise under applicable law, regulations, rules or listing requirements.
(3)Annual and Quarterly Financial Statements. During the term of this Agreement, Qualtrics shall not change its fiscal year and shall, upon request, provide to SAP on a timely basis all Information that SAP reasonably requires from Qualtrics to meet its schedule for the preparation, printing, filing, and public dissemination of SAP’s annual, quarterly and monthly financial statements and reports. Without limiting the generality of the foregoing, Qualtrics will provide, upon request, all required financial Information with respect to Qualtrics to Qualtrics’ Auditors in a sufficient and reasonable time, and in sufficient detail, to permit Qualtrics’ Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to SAP’s Auditors with respect to financial Information to be included or contained in SAP’s annual, quarterly and monthly financial statements. Similarly, SAP shall, upon request, provide to Qualtrics on a timely basis all financial Information that Qualtrics reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Qualtrics’ annual, quarterly and monthly financial statements. Without limiting the generality of the foregoing, SAP will provide, upon request, all required financial Information with respect to SAP and its Subsidiaries to Qualtrics’ Auditors in a sufficient and reasonable time, and in sufficient detail, to permit Qualtrics’ Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Qualtrics’ Auditors with respect to Information to be included or contained in Qualtrics’ annual and quarterly financial statements.
(4)Certifications and Attestations.
(i)During the term of this Agreement and thereafter to the extent necessary for the timely filing by SAP of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Qualtrics shall cause its principal executive officer and principal financial officer to provide to SAP on a timely basis and as reasonably requested by SAP (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, to be filed with such annual and quarterly reports, (B) any certificates requested as may be necessary under German legal requirements, (C) any certificates or other written Information which such principal executive officer or principal financial officer received as support for the certificates provided to SAP and (D) a reasonable opportunity to discuss with such principal financial officer and other appropriate officers and employees of Qualtrics any issues reasonably related to the foregoing.
(ii)During the term of this Agreement and thereafter to the extent necessary for the timely filing by Qualtrics of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, SAP shall cause its appropriate officers and employees to provide to Qualtrics on a timely basis and as reasonably requested by Qualtrics (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, to be filed with such annual and quarterly reports, (B) any certificates or other Information which such appropriate officers and employees received as support for the certificates provided to Qualtrics and (C) a reasonable opportunity to discuss with such appropriate officers and employees any issues reasonably related to the foregoing.
(5)Identity of Personnel Performing the Annual Audit and Quarterly Reviews. During the term of this Agreement and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, Qualtrics shall authorize Qualtrics’ Auditors to make available to SAP’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Qualtrics and work papers related to the annual audits and quarterly reviews of Qualtrics, in all cases within a reasonable time prior to Qualtrics’ Auditors’ opinion date, so that SAP’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Qualtrics’ Auditors as it relates to SAP’s Auditors’ report on SAP’s financial statements, all within sufficient time to enable SAP to meet its timetable for the printing, filing and public dissemination of SAP’s annual and quarterly statements. Similarly, SAP shall authorize SAP’s Auditors to make available to Qualtrics’ Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of SAP and work papers related to the annual audits and quarterly reviews of SAP, in all cases within a reasonable time prior to SAP’s Auditors’ opinion date, so that Qualtrics’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of SAP’s Auditors as it relates to Qualtrics’ Auditors’ report on Qualtrics’ statements, all within sufficient time to enable Qualtrics to meet its timetable for the printing, filing and public dissemination of Qualtrics’ annual and quarterly financial statements.
(6)Access to Books and Records. During the term of this Agreement and thereafter, until all governmental audits are complete and the applicable statute of limitations for tax matters has expired, in each case only to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, Qualtrics shall provide SAP’s internal auditors, counsel and other designated representatives of SAP access, upon request, to (i) the premises of Qualtrics during normal business hours and all Information (and duplicating rights) within the knowledge, possession or control of Qualtrics and its Subsidiaries and (ii) the officers and employees of Qualtrics and its Subsidiaries, so that SAP may conduct reasonable audits relating to the financial statements provided by Qualtrics pursuant hereto as well as to the internal accounting controls and operations of Qualtrics. Similarly, SAP shall provide Qualtrics’ internal auditors, counsel and other designated representatives of Qualtrics access during normal business hours to (A) the premises of SAP and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of SAP and its Subsidiaries and (B) the officers and employees of SAP and its Subsidiaries, so that Qualtrics may conduct reasonable audits relating to the financial statements provided by SAP pursuant hereto as well as to the internal accounting controls and operations of SAP and its Subsidiaries.

(7)Accounting Policies and Principles. During the term of this Agreement and thereafter if a change in accounting principles by a Party would affect the historical financial statements of the other Party, (i) Qualtrics shall be subject to the SAP’s Global Revenue Recognition Guidelines and Group Accounting Guidelines, as in effect from time to time (the “SAP Accounting Policies”), (ii) Qualtrics shall not make or adopt any changes in its accounting estimates or accounting principles from those in effect on the IPO Date without SAP’s prior consent (not to be unreasonably withheld or delayed) and (iii) SAP shall not make or adopt any changes in the SAP Accounting Policies or its accounting estimates or accounting principles (in each case as they apply to Qualtrics) from those in effect on the IPO Date without first giving Qualtrics as much prior notice as reasonably practical and consulting with Qualtrics and, if requested by Qualtrics, consulting with the Qualtrics’ Auditors, with respect thereto; provided, that SAP may make or adopt any changes in its sole discretion after such consultation.
(8)Conflict with Third-Party Agreements. Nothing in Section 3.3 or Section 3.4 shall require either Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that such Party is required under Section 3.3 or Section 3.4 to disclose any such Information, such Party shall use its reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such information.
Section v.Confidentiality
.
(1)SAP and Qualtrics shall hold and shall cause each of their respective Subsidiaries to hold, and shall each cause its and their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and shall not disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined below) concerning the other Party and/or its respective Subsidiaries. Notwithstanding the foregoing sentence, the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Affiliated Companies, auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such information and, in each case, are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Qualtrics or SAP, as the case may be, will be responsible, or (ii) if the Parties or any of their respective Affiliated Companies are required to disclose any such Confidential Information by applicable law, or judicial or administrative process; provided, that the Party required to disclose such Confidential Information (the “Notifying Party”) shall, to the extent permitted by law or court order, promptly notify the other Party of the existence of such requirement, and shall provide the other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which the Notifying Party will reasonably cooperate in obtaining. In the event that an appropriate protective order or other remedy is not obtained, then to the extent permitted by law or court order, the Notifying Party shall furnish, or cause to be furnished, only that portion of the Confidential Information that is required to be disclosed and shall use its reasonable best efforts to obtain reasonable assurances that confidential treatment will be accorded to such Information.

(2)As used in this Section 3.5, “Confidential Information” shall mean all non-public information, data, or material that is marked confidential or that should reasonably be understood to be confidential under the circumstances, including (i) scientific, engineering, mathematical or design information, data and material of the Disclosing Party, including, but not limited to, specifications, ideas, concepts, models, and strategies for products or services, quality assurance policies, procedures and specifications, source code and object code and all other know-how, methodology, processes, procedures, techniques and trade secrets related to product or service design, development, manufacture, implementation, use, support, and maintenance and (ii) all other non-public information, data or material of the Disclosing Party, including, but not limited to training materials and information, proprietary earnings reports and forecasts, proprietary macro-economic reports and forecasts, proprietary business plans, proprietary general market evaluations and surveys, proprietary financing and credit-related information, customer information and risk and insurance information, in each case that, prior to, on or following the IPO Date, has been disclosed by one Party or its Subsidiaries (the “Disclosing Party”) to the other Party or its Subsidiaries (the “Receiving Party”). Confidential Information includes any modifications or derivatives prepared by the Receiving Party that contain or are based upon any Confidential Information obtained from the Disclosing Party, including any analyses, reports, or summaries of the Confidential Information. Confidential Information may also include information disclosed to a Disclosing Party by third parties. Confidential Information shall not, however, include any information which (A) is or becomes publicly known through no improper action or inaction by the Receiving Party; (B) was in the possession of or known by the Receiving Party without restriction prior to receipt from the Disclosing Party; (C) is obtained by the Receiving Party from a third party without a breach of the Receiving Party’s obligations hereunder or such third party’s obligations of confidentiality; or (D) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, in each case as established by documentary evidence.
(3)Nothing in this Section 3.5 shall restrict (i) the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way, or (ii) the Disclosing Party from reassigning any of its employees that have had access to Confidential Information to businesses of the Receiving Party that may engage in the same or similar business activities or lines of business as the Disclosing Party or that do business with any client or customer of the Disclosing Party. Moreover, nothing in this Section 3.5 supersedes any restriction imposed by third parties on their Confidential Information, and there is no obligation on the Disclosing Party to conform third party agreements to the terms of this Agreement except as expressly set forth therein.
(4)Notwithstanding anything to the contrary set forth herein, (i) SAP and its Subsidiaries, on the one hand, and Qualtrics and its Subsidiaries, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between SAP or its Subsidiaries, or Qualtrics or any of its Subsidiaries, on the one hand, and any employee of SAP or any of its Subsidiaries, or Qualtrics or any of its Subsidiaries, on the other hand, shall remain in full force and effect.

(5)Confidential Information of SAP and its Subsidiaries, on the one hand, or Qualtrics and its Subsidiaries, on the other hand, in the possession of and used by the other as of the IPO Date may continue to be used by such Party or its Subsidiaries in possession of the Confidential Information in and only in the operation of the SAP Business or the Qualtrics Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 3.5(a). The disclosure of Confidential Information from one Party to the other Party does not include a license or other substantive rights in the Confidential Information except to the extent such a license or rights are granted elsewhere in this Agreement or an Intercompany Agreement. Notwithstanding the foregoing, (i) in the event there is any conflict or inconsistency between this Section 3.5 and any provision of the Intellectual Property Matters Agreement, the terms and conditions of the Intellectual Property Matters Agreement shall govern and control, and (ii) any use of Confidential Information that constitutes use of Intellectual Property Rights (as defined in the Intellectual Property Matters Agreement) that is addressed in the Intellectual Property Matters Agreement shall be governed by the Intellectual Property Matters Agreement and any such use must be within the scope of the licenses and covenants therein. Such continued right to use Confidential Information may only be transferred to a third party (A) to the extent expressly permitted by the Intellectual Property Matters Agreement for Confidential Information that constitutes use of Intellectual Property Rights and (B) where such third party expressly agrees in writing to be bound by the provisions of this Section 3.5.
Section vi.Privileged Matters
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(1)SAP and Qualtrics agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries, including but not limited to the attorney-client privilege, the work product immunity, and any other privilege or immunity from production (collectively, “Privileges”), shall be governed by the provisions of this Section 3.6. With respect to Privileged Information (as defined below) of SAP, SAP shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Qualtrics shall use its reasonable best efforts to ensure that it takes no action (nor permit any of its Subsidiaries to take action) without the prior written consent of SAP that would be reasonably likely to result in any waiver of any Privilege that could be asserted by SAP or any of its Subsidiaries under applicable law and this Agreement. With respect to Privileged Information of Qualtrics arising after the IPO Date, Qualtrics shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and SAP shall use its reasonable best efforts to ensure that it takes no action (nor permit any of its Subsidiaries to take action) without the prior written consent of Qualtrics that would be reasonably likely to result in any waiver of any Privilege that could be asserted by Qualtrics or any of its Subsidiaries under applicable law and this Agreement. The rights and obligations created by this Section 3.6 shall apply to all Information as to which SAP or Qualtrics or their respective Subsidiaries would be entitled to assert or have asserted a Privilege (“Privileged Information”).

(2)Upon receipt by SAP or Qualtrics, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, or if SAP or Qualtrics, as the case may be, obtains knowledge that any current or former employee of SAP or Qualtrics, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, SAP or Qualtrics, as the case may be, shall promptly notify the other of the existence of the request and shall, to the extent possible, provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 3.6 or otherwise to prevent the production or disclosure of Privileged Information. SAP or Qualtrics, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 3.6 unless (i) the other has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.
(3)Each and all of the Parties’ transfer of books and records and other Information to each other and each Party’s agreement to permit the other Party to obtain Information existing prior to the IPO Date are made in reliance on SAP’s and Qualtrics’ respective agreements, as set forth in Section 3.5 and this Section 3.6, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by SAP or Qualtrics, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 3.3 and Section 3.4 and the disclosure to Qualtrics and SAP of Privileged Information relating to the Qualtrics Business or the SAP Business pursuant to this Agreement shall not be asserted by SAP or Qualtrics to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 3.6 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to SAP and Qualtrics in, or the obligations imposed upon SAP and Qualtrics by, this Section 3.6.
Section vii.Cooperation in Future Litigation and Other Proceedings
. Subject to the other terms and conditions of this Agreement and excluding any circumstance in which Qualtrics (or any of its Subsidiaries or any of its or their respective officers or directors) and SAP (or any of its Subsidiaries or any of its or their respective officers or directors) are adverse parties in an Action: (a) in the event that Qualtrics (or any of its Subsidiaries or any of its or their respective officers or directors) or SAP (or any of its Subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiates or becomes subject to any Action with respect to which the Parties have no prior agreements (as to indemnification or otherwise), the Party (and its Subsidiaries and its and their respective officers and directors) that has not initiated and is not subject to such Action shall comply, at the other Party’s expense, with any reasonable requests by the other Party for assistance in connection with such Action (including by way of provision of information, compliance with subpoenas and making available of associates or employees as witnesses); and (b) unless otherwise provided in this Agreement, another Intercompany Agreement or any other contract between the Parties, in the event that Qualtrics (or any of its Subsidiaries or any of its or their respective officers or directors) and SAP (or any of its Subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiate or become subject to any Action with respect to which the Parties have no prior agreements (as to indemnification or otherwise), each Party (and its officers and directors) shall, at its own expense, coordinate with the other Party with respect to strategies and actions with respect to such Action to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of information, compliance with subpoenas and making available of employees as witnesses).
Section viii.Mail and Other Communications
. After the IPO Date, each of SAP and Qualtrics may receive mail, facsimiles, packages and other communications properly belonging to the other. Accordingly, at all times after the IPO Date, each of SAP and Qualtrics authorizes the other to receive and open all mail, facsimiles, packages and other communications received by it and not unambiguously intended for the other Party or any of the other Party’s officers or directors, and to retain the same to the extent that they either (i) relate to the business of the receiving Party or (ii) do not relate to the business of the other Party. In the event that a Party shall receive mail, facsimiles, packages or other communications that are either unambiguously intended for the other Party or any of the other Party’s officers or directors or that (x) relate to the business of the other Party and (y) do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, facsimiles, packages or other communications to the other Party as provided for in Section 5.8 hereof. The provisions of this Section 3.8 are not intended to, and shall not, be deemed to constitute (a) an authorization by either SAP or Qualtrics to permit the other to accept service of process on its behalf and neither Party is or shall be deemed to be the agent of the other for service of process purposes or (b) a waiver of any Privilege with respect to Privileged Information contained in such mail, facsimiles, packages or other communications.
Section ix.Dispute Resolution
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(1)In the event of any dispute, controversy or claim arising between the Parties out of or relating to this Agreement or any Intercompany Agreement or the breach, termination or validity thereof (“Dispute”), upon the provision of notice by either Party to the other party in accordance with the terms of this Agreement (which notice shall include a summary of the Dispute and appropriate supporting materials), such Dispute shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten days of receipt by a Party of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as Confidential Information and Privileged Information of each of SAP and Qualtrics developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.
(2)If the senior representatives of the two Parties are unable to resolve the Dispute within 120 days from the Dispute Resolution Commencement Date, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in New York unless the Parties agree on an alternative forum.
(3)If the mediation does not result in resolution of the Dispute within six months from the date a request for mediation is made to the American Arbitration Association, on the request of any Party, the Dispute will be submitted for binding arbitration before an arbitrator appointed pursuant to the arbitration rules of the American Arbitration Association; provided, however, if the matter or matters in Dispute involve claimed amounts in excess of $25,000,000, there shall be three arbitrators: one appointed by SAP, one appointed by Qualtrics, and one appointed by the other two arbitrators. Both Parties will share the administrative costs of the arbitration and the arbitrator’s or arbitrators’ fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the arbitration, including but not limited to attorney’s fees, witness fees, and travel expenses. The arbitration shall take place in New York or in whatever alternative forum on which the Parties may agree.
(4)Notwithstanding the foregoing, if either Party requires emergency relief such that the timeline described above is reasonably likely to result in material additional harm to such Party, then such Party may immediately submit the applicable Dispute for binding arbitration pursuant to Section 3.9(c) without following the steps and timelines described above in Sections 3.9(a) through (c).
(5)Notwithstanding anything to the contrary in this Section 3.9, Disputes arising under the Distribution Agreement or the IP Matters Agreement shall be subject to the Dispute resolution provisions of those agreements, as applicable.
(6)Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Intercompany Agreement during the course of dispute resolution pursuant to the provisions of this Section 3.9 with respect to all matters not subject to such Dispute.
Section x.Governmental Approvals
. To the extent that any of the transactions contemplated by this Agreement requires any Governmental Approvals, the Parties will use their reasonable best efforts to obtain any such Governmental Approvals.
Section xi.Compliance and Other Policies

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(1)SAP Policies. The Qualtrics Group members and, as applicable, all software and services provided or distributed by the Qualtrics Group, shall be subject to the SAP global compliance policies listed on Schedule 3.11(a)(i), as in effect from time to time and generally applicable to SAP’s Subsidiaries (the “SAP Compliance Policies”), or such equivalent Qualtrics policies as Qualtrics may adopt and SAP may approve (such approval not to be unreasonably withheld or delayed) from time to time (the “Qualtrics Equivalent Compliance Policies”), and the SAP policies (including product policies) listed on Schedule 3.11(a)(ii), as in effect from time to time and generally applicable to SAP’s Subsidiaries (the “SAP Other Policies” and, together with the SAP Compliance Policies, the “SAP Policies”), or such equivalent policies as Qualtrics may adopt and SAP may approve (such approval not to be unreasonably withheld or delayed) from time to time (the “Qualtrics Equivalent Other Policies” and, together with the Qualtrics Equivalent Compliance Policies, the “Qualtrics Equivalent Policies”). The Qualtrics Board shall approve and adopt the SAP Policies or Qualtrics Equivalent Policies, as applicable, on an annual basis.
(2)Provisions Applicable to SAP Policies; SAP Role in Implementation and Oversight of SAP Policies.
(i)Qualtrics shall be responsible for ensuring compliance with and implementation of all SAP Policies or Qualtrics Equivalent Policies, as applicable, including by developing appropriate and reasonable training materials (which, to the extent they relate to SAP Compliance Policies, shall be in coordination with SAP), conducting appropriate training (which may be provided by SAP pursuant to the Administrative Services Agreement) and implementing reasonable systems for tracking training.
(ii)SAP may amend or modify the SAP Policies from time to time with prior written notice to Qualtrics; provided that SAP shall provide Qualtrics with reasonable time to implement such changes before the policy changes go into effect. SAP may add or modify SAP Policies to address changes in applicable law that impose responsibility on SAP for, or that have a reasonable potential to cause SAP to incur liability or other adverse consequences resulting from, the conduct of the Qualtrics Group, or in connection with ordinary course updates to the SAP Policies, which shall be applicable to Qualtrics and, if required, approved and adopted by the Qualtrics Board or replaced with additional or modified Qualtrics Equivalent Policies as Qualtrics may adopt and SAP may approve (such approval not to be unreasonably withheld or delayed). Qualtrics may amend or modify Qualtrics Equivalent Policies from time to time with the approval of the Qualtrics Board, if required, and shall amend or modify Qualtrics Equivalent Policies as directed by SAP in order to reflect changes made to the corresponding global SAP Policies. Qualtrics may make modifications to SAP Policy documentation and Qualtrics Equivalent Policy documentation to reflect Qualtrics’ branding, formatting, style or business needs without changing the substance or content of such policies, unless such substance or content is clearly not applicable to U.S. subsidiaries of SAP.

(iii)Qualtrics shall work with SAP to implement policies and procedures as necessary for the Qualtrics Group to comply with the SAP Compliance Policies or Qualtrics Equivalent Compliance Policies, as applicable. SAP and Qualtrics shall jointly be responsible for implementing Qualtrics’ compliance functions in the areas covered by the SAP Compliance Policies or Qualtrics Equivalent Compliance Policies, as applicable, until Qualtrics develops its own compliance infrastructure. As Qualtrics develops its own compliance infrastructure, SAP’s role will transition to providing oversight and resources as reasonably necessary to support ongoing compliance until such time as Qualtrics has fully developed its own compliance infrastructure. Such oversight shall consist of the rights and obligations set forth in Section 3.11(f) below.
(3)Qualtrics Policies. For applicable matters that are not subject to SAP Policies or Qualtrics Equivalent Policies, the Qualtrics Board and management shall establish and maintain Qualtrics compliance policies (the “Qualtrics Policies”) and controls as it determines appropriate, which may include for the matters listed on Schedule 3.11(c).
(4)Access. SAP shall provide the Qualtrics Group with access at all times to current versions of the SAP Policies and the SAP Accounting Policies, and Qualtrics shall make the SAP Policies, SAP Accounting Policies or Qualtrics Equivalent Policies, as applicable, available to Qualtrics Group employees on the Qualtrics internal network. Qualtrics shall, upon request, provide individuals identified by SAP with such access as they may request to current versions of the Qualtrics Equivalent Policies.
(5)Chief Compliance Officer. The Qualtrics Board or management shall be responsible for hiring or appointing, firing and determining compensation of the Qualtrics chief compliance officer (“CCO”), and for delegating power and authority to the CCO or other personnel designated by the Qualtrics Board. The power and authority delegated to the CCO shall include the power to delegate responsibility for certain compliance functions to other personnel. The CCO or other personnel designated by the Qualtrics Board or by the CCO shall be responsible for administering a compliance program applicable to the subject matter of each SAP Compliance Policy and Qualtrics Equivalent Compliance Policy, and for coordinating with the SAP Group Chief Compliance Officer or such other SAP personnel designated by SAP as responsible for each SAP Compliance Policy or the subject matter of the applicable Qualtrics Equivalent Compliance Policy.
(6)Compliance Reporting; Audits.
(i)Qualtrics shall, upon request, provide SAP with periodic reports regarding compliance with SAP Compliance Policies or Qualtrics Equivalent Compliance Policies, as applicable, with such frequency (which, except as provided in clause (ii) below, shall be no more frequently than quarterly without the agreement of Qualtrics) and format as may be reasonably required by SAP. SAP, upon reasonable prior written notice, shall have the right to review Qualtrics’ compliance status and processes to ensure adequacy and consistency with each SAP Compliance Policy and Qualtrics Equivalent Compliance Policy. SAP’s compliance and internal audit functions may audit Qualtrics’ compliance management systems upon reasonable prior written notice. Qualtrics shall also provide

SAP with access, upon reasonable prior written notice, to Qualtrics’ books, records, systems and employees as reasonably necessary in connection with any regulatory audit involving the SAP Group. Qualtrics will support any such review or audit in good faith.
(ii)Without limiting the generality of the foregoing sentence, upon request, the CCO shall work with SAP’s designated compliance officer to provide the SAP Group Chief Compliance Officer or such other officer of SAP designated for such purpose with regular reports on the status of Qualtrics’ compliance program applicable to the subject matter of each SAP Compliance Policy and Qualtrics Equivalent Compliance Policy, as reasonably required by SAP to enable the SAP Group Chief Compliance Officer or such other officer of SAP designated for such purpose to meet its internal reporting obligations to the extent and for so long as those reporting obligations require the SAP Group Chief Compliance Officer or such other officer of SAP designated for such purpose to report on Qualtrics to SAP’s senior management or supervisory board.
(7)Breach Reporting and Response. Qualtrics and SAP shall establish mechanisms for (i) Qualtrics to report breaches of SAP Compliance Policies or Qualtrics Equivalent Compliance Policies, as applicable, to the appropriate authority, which may include the audit committee of the Qualtrics Board and/or SAP, (ii) the response to (including communications with applicable Governmental Authorities), and the conduct of investigations of, any actual, reported or suspected breaches of SAP Compliance Policies or Qualtrics Equivalent Compliance Policies, as applicable, and (iii) consequence management and remediation required as a result of any breaches of SAP Compliance Policies or Qualtrics Equivalent Compliance Policies, as applicable. SAP shall reasonably and fairly allocate to Qualtrics, and Qualtrics shall be responsible for, all costs, fines and penalties incurred by Qualtrics and SAP (including all attorneys’, accountants’, consultants’ and other professionals’ fees and expenses) that are attributable to any actual, reported or suspected breach by Qualtrics of SAP Compliance Policies or Qualtrics Equivalent Compliance Policies, as applicable, as allocated to Qualtrics.
(8)Governmental Investigations and Proceedings. Notwithstanding anything herein to the contrary, unless prohibited by applicable legal requirements or by a Governmental Authority, SAP shall have, in its sole discretion, the right to direct (or, at SAP’s election, participate in) Qualtrics’ conduct of any investigation by any Governmental Authority and defense of any other Action brought by any Governmental Authority involving the subject matter of a SAP Compliance Policy or Qualtrics Equivalent Compliance Policy, as applicable, and to control all communications with applicable Governmental Authorities in connection with any such investigation or other Action, except where such investigation, defense, or communications relate solely to the actions or conduct of the Qualtrics Group and do not involve the SAP Group, and are not reasonably likely to materially affect the SAP Group, other than in its capacity as a shareholder of Qualtrics, as determined by SAP in its sole discretion. SAP shall reasonably and fairly allocate to Qualtrics, and Qualtrics shall be responsible for, all costs, fines and penalties incurred by Qualtrics and SAP (including all attorneys’, accountants’, consultants’ and other professionals’ fees and expenses) in connection with any investigation by any Governmental Authority or any other Action brought by any Governmental Authority that are attributable to any actual, reported or suspected breach by Qualtrics of a SAP Compliance Policy or Qualtrics Equivalent Compliance Policy, as applicable, as allocated to Qualtrics. For the avoidance of doubt, this Section 3.11(h) applies to investigations and Actions brought by a Governmental Authority and not to Third Party Claims initiated by other third parties that are merely brought before or through a Governmental Authority.
(9)Certifications. Qualtrics shall, upon request, provide all certifications and representation letters (that are related to or applicable to Qualtrics and its Subsidiaries) regarding SAP Policies, SAP Accounting Policies and Qualtrics Equivalent Policies as required by SAP to enable SAP to provide all required regulatory certifications required by any Government Authorities.
(10)SAP Assistance. SAP shall provide assistance to Qualtrics on a transitional basis in fulfilling its obligations under this Section 3.11 for the duration and in the manner described on Schedule 3.11(j).
Section xii.Termination of Intercompany Agreements
. Except for (a) this Agreement and the Intercompany Agreements and (b) as set forth on Schedule 3.12, in furtherance of the releases and other provisions of Section 4.1, effective immediately prior to the IPO Date, SAP for itself and as agent for each other member of the SAP Group, on the one hand, and Qualtrics for itself and as agent for each other member of the Qualtrics Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written (“Existing Intercompany Agreements”) between such parties and in effect as of the IPO Date. No such terminated Existing Intercompany Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the IPO Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Existing Intercompany Agreement. For the avoidance of doubt, intercompany accounts payable and receivable among the Parties and their Subsidiaries shall continue in effect after the IPO Date.
Section xiii.Guaranties
. Except as otherwise provided in the Real Estate Matters Agreement, SAP and Qualtrics shall each use their reasonable efforts to cause each member of the SAP Group to be removed and released, effective as of the IPO Date, in respect of all obligations under each guarantee, indemnity, surety bond, letter of credit and letter of comfort (each, a “Guarantee”), given or obtained by any member of the SAP Group for the benefit of any member of the Qualtrics Group or the Qualtrics Business. If the Parties are unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the IPO Date then, following the IPO Date, Qualtrics shall effect such substitution, removal, release and termination as soon as reasonably practicable after the IPO Date; provided, that from and after IPO Date, Qualtrics shall indemnify, hold harmless and promptly reimburse the members of the

SAP Group for any payments made by members of the SAP Group and for any and all Liabilities of the members of the SAP Group arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee.
Section xiv.Tax-Free Distribution
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(1)Tax-Free Distribution Generally. At any time after the IPO Date, if SAP, in its sole and absolute discretion, advises Qualtrics that SAP intends to pursue any Tax-Free Distribution, Qualtrics agrees to take all reasonable action requested by SAP to facilitate such Tax-Free Distribution.
(2)SAP’s Sole Discretion. SAP shall, in its sole and absolute discretion, determine whether to proceed with any Tax-Free Distribution, the date of the consummation of such Tax-Free Distribution and all terms of such Tax-Free Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect such Tax-Free Distribution and the timing of and conditions to the consummation of such Tax-Free Distribution. In addition, SAP may at any time and from time to time until the completion of any Tax-Free Distribution, modify or change the terms of such Tax-Free Distribution, including by accelerating or delaying the timing of the consummation of all or part of such Tax-Free Distribution. Qualtrics shall reasonably cooperate with SAP in all respects to accomplish any Tax-Free Distribution and shall, at SAP’s direction, promptly take any and all reasonable actions that SAP reasonably deems necessary or desirable to effect such Tax-Free Distribution. Without limiting the generality of the foregoing, Qualtrics shall, at SAP’s direction, reasonably cooperate with SAP, and execute and deliver, or use its reasonable best efforts to cause to have executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authorities as SAP may reasonably deem necessary or desirable in order to consummate and make effective any Tax-Free Distribution. If, in connection with any Tax-Free Distribution, SAP makes a Request (as defined in the Stockholders’ Agreement) for a Demand Registration (as defined in the Stockholders’ Agreement), the terms and the conditions of the Stockholders’ Agreement shall govern.
(3)This Section 3.14 shall not be interpreted as limiting the provisions of Section 5.2(a) of the Tax Sharing Agreement.
Article IV.
Mutual releases; indemnification
Section i.Release of Pre-IPO Date Claims
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(1)Qualtrics Release. Except as provided in Section 4.1(c), as of the IPO Date, Qualtrics does hereby, for itself and as agent for each member of the Qualtrics Group, and on behalf of any Person acting through the Qualtrics Group in a shareholder or derivative action or otherwise, remise, release and forever discharge the SAP Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising in tort or under any contract or agreement or otherwise, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the IPO Date, including in connection with the transactions and all other activities to implement the IPO.
(2)SAP Release. Except as provided in Section 4.1(c), as of the IPO Date, SAP does hereby, for itself and as agent for each member of the SAP Group, and on behalf of any Person acting through the SAP Group in a shareholder or derivative action or otherwise, remise, release and forever discharge the Qualtrics Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising in tort or under any contract or agreement or otherwise, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the IPO Date, including in connection with the transactions and all other activities to implement the IPO.
(3)No Impairment. Nothing contained in Section 4.1(a) or Section 4.1(b) shall limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement or any Intercompany Agreement, in each case in accordance with its terms including any obligations relating to indemnification, including indemnification pursuant to Section 4.2 and Section 4.3 of this Agreement, and any Insurance Proceeds under any of SAP’s Insurance Policies relating to the Qualtrics Business which Qualtrics is entitled to be paid.
(4)No Actions as to Released Pre-IPO Date Claims. Qualtrics agrees, for itself and as agent for each member of the Qualtrics Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SAP or any member of the SAP Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). SAP agrees, for itself and as agent for each member of the SAP Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Qualtrics or any member of the Qualtrics Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).
(5)Further Instruments. At any time, at the request of any other Party, each Party shall cause each member of its respective SAP Group or Qualtrics Group, as applicable, to execute and deliver releases reflecting the provisions hereof.
Section ii.Indemnification by Qualtrics
. Except as otherwise provided in this Agreement, including Section 4.7(f) hereof, Qualtrics shall, for itself and as agent for each member of the Qualtrics Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the SAP Indemnitees from and against, and shall reimburse such SAP Indemnitees with respect to, any and all Losses that any third party, including any Person acting through the Qualtrics Group in a shareholder or derivative action or otherwise, seeks to impose upon the SAP Indemnitees, or which are imposed upon the SAP Indemnitees, that relate to, arise or result from, whether prior to or following the IPO Date, any of the following items (without duplication):
(1)any Qualtrics Liability;
(2)any breach by Qualtrics or any member of the Qualtrics Group of this Agreement or any of the Intercompany Agreements; and
(3)any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement (other than written information provided by SAP to Qualtrics), (ii) contained in any public filings made by Qualtrics with the Commission following the IPO Date (other than written information provided by SAP to Qualtrics) and (iii) provided by Qualtrics to SAP specifically for inclusion in SAP’s annual or quarterly reports and other regulatory reports following the IPO Date.
(4)In the event that any member of the Qualtrics Group makes a payment to the SAP Indemnitees hereunder, and any of the SAP Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from SAP), SAP will promptly repay (or will procure SAP Indemnitee to promptly repay) such member of the Qualtrics Group the amount by which the payment made by such member of the Qualtrics Group exceeds the actual cost of the associated indemnified Liability.
Section iii.Indemnification by SAP
. Except as otherwise provided in this Agreement, SAP shall cause SAP America to, for itself and as agent for each member of the SAP Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Qualtrics Indemnitees from and against, and shall reimburse such Qualtrics Indemnitee with respect to, any and all Losses that any third party, including any Person acting through the SAP Group in a shareholder or derivative action or otherwise, seeks to impose upon the Qualtrics Indemnitees, or which are imposed upon the Qualtrics Indemnitees, that relate to, arise or result from, whether prior to or following the IPO Date, any of the following items (without duplication):
(1)any SAP Liability (in each case excluding the Qualtrics Liabilities);
(2)any breach by SAP or any member of the SAP Group of this Agreement or any of the Intercompany Agreements; and

(3)any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement provided by SAP specifically for inclusion therein and (ii) provided by SAP to Qualtrics specifically for inclusion in Qualtrics’ annual or quarterly reports following the IPO Date.
(4)In the event that any member of the SAP Group makes a payment to the Qualtrics Indemnitees hereunder, and any of the Qualtrics Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Qualtrics), Qualtrics will promptly repay (or will procure a Qualtrics Indemnitee to promptly repay) such member of the SAP Group the amount by which the payment made by such member of the SAP Group exceeds the actual cost of the associated indemnified Liability.
Section iv.Ancillary Agreement Liabilities
. Notwithstanding any other provision in this Agreement to the contrary, any Liability specifically assumed by, or allocated to, a Party in any of the Intercompany Agreements shall be governed exclusively by the terms of such Intercompany Agreement. For the avoidance of doubt, the allocation between the Parties of Liabilities for Taxes shall be governed exclusively by the Tax Sharing Agreement.
Section v.Reductions for Insurance Proceeds and other Recoveries
(1).
1.Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 4.2 or Section 4.3, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Loss. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee has received the payment required by this Agreement from an Indemnifying Party in respect of any indemnifiable Loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable Loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable Loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).
2.Tax Cost/Tax Benefit. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 4.2 or Section 4.3, as applicable, shall be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this Section 4.5(b) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee’s liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary. Notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the Parties agree that any indemnity payment made hereunder shall be treated as a capital contribution by SAP America to Qualtrics or dividend distribution by Qualtrics to SAP America, as the case may be, immediately prior to the IPO Date and, accordingly, not includible in the taxable income of the recipient or deductible by the payor.
a.Procedures for Defense, Settlement and Indemnification of the Third Party Claims
.
3.Notice of Claims. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person who is not a member of the SAP Group or the Qualtrics Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, SAP and Qualtrics (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within 30 days after becoming aware of such

Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 4.6(a) shall not relieve the related Indemnifying Party of its obligations under this ARTICLE IV, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.
4.Defense by Indemnifying Party. An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, to the extent that it wishes, at its cost, risk and expense, to assume the defense thereof, with counsel reasonably satisfactory to the party seeking indemnification. After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by Indemnitee in connection with the defense thereof, except that the Indemnifying Party shall bear the expenses of separate counsel for the Indemnitee if there exists a conflict of interest between the Indemnitee and the Indemnifying Party in connection with the defense of such Third Party Claim that would make the representation by the same counsel or the counsel selected by Indemnifying Party inappropriate or the Indemnitee would lose any defenses available to it which are different from or in addition to those available to the Indemnifying Party. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification; provided, however, that such compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed.
5.Defense by Indemnitee. If an Indemnifying Party fails to assume the defense of a Third Party Claim within 30 calendar days after receipt of notice of such claim, Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 4.6; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all applicable costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld, conditioned or delayed.
b.Additional Matters
.
6.Pre-IPO Date Actions. Except with respect to matters pertaining solely to, or solely in connection with, the Qualtrics Business, SAP may, in its sole discretion, have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the IPO Date relating to or arising in connection with, in any manner, the Qualtrics Business or the Qualtrics Liabilities, in each case if SAP or a member of the SAP Group is named as a party thereto; provided, however, that SAP must obtain the written consent of Qualtrics, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, SAP shall reasonably and fairly allocate to Qualtrics, and Qualtrics shall be responsible for Qualtrics’ proportionate share of, any such compromise, settlement, consent or judgment attributable to the Qualtrics Business or the Qualtrics Liabilities, including its proportionate share of the costs and expenses associated with defending same consistent with the manner in which costs and expenses would be allocated to other members of the SAP Group.
7.Management of Third Party Claims. With respect to any Third Party Claim that does not implicate any SAP Group members as parties or otherwise, Qualtrics shall be responsible for hiring counsel, managing and defending such Third Party Claim. Qualtrics acknowledges and agrees that, to the extent it is utilizing insurance coverage in connection with such Third Party Claim, it may be required to take direction from an insurance company in the selection and hiring of such counsel. With respect to any Third Party Claim that materially implicates both Qualtrics Group and SAP Group members, (i) SAP shall be responsible for hiring counsel, managing and defending such Third Party Claim, (ii) SAP will in good faith keep Qualtrics informed and seek input from Qualtrics as appropriate and (iii) Qualtrics may elect to hire its own counsel or participate in its own defense at its own expense.
8.Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both Qualtrics and SAP in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in this Agreement or any of the Intercompany Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if such Party deems necessary or helpful, associate counsel to assist in the defense of such claims.
9.Governmental Claims. Notwithstanding anything in this Agreement to the contrary (including Section 4.6 hereof) and unless prohibited by applicable legal requirements or by a Governmental Authority, SAP may, in its sole discretion, have exclusive authority and control over the investigation, prosecution, defense and appeal of all Third Party Claims initiated by a Governmental Authority, including those relating to or arising in connection with the Qualtrics Business, unless any such matter does not involve the SAP Group and is not reasonably likely to materially affect the SAP Group, other than in its capacity as a shareholder of Qualtrics, as reasonably determined by SAP. SAP shall reasonably and fairly allocate to Qualtrics, and Qualtrics shall be responsible for, all costs, fines and penalties incurred by Qualtrics and SAP (including all attorneys’, accountants’, consultants’ and other professionals’ fees and expenses)

in connection with any compromise, settlement, consent or judgment resulting from any investigation, prosecution, defense or appeal, attributable to the Qualtrics Business or the Qualtrics Liabilities, as allocated to Qualtrics. For the avoidance of doubt, this Section 4.7(d) applies to Third Party Claims initiated by a Governmental Authority and not to Third Party Claims initiated by other third parties that are merely brought before or through a Governmental Authority.
10.Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
11.Intercompany Agreements Control. The foregoing provisions of this Article IV (including Section 4.7 hereof) are subject in all respects to the terms of (i) the Insurance Matters Agreement, to the extent any Action is covered by insurance, (ii) the Intellectual Property Matters Agreement, to the extent any Action relates to intellectual property and (iii) the Distribution Agreement, to the extent any Action relates to the distribution and sale of the other Party’s products.
c.Survival of Indemnities
. The rights and obligations of the members of the SAP Group and the Qualtrics Group under this ARTICLE IV shall survive the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities or the sale by any member of the SAP Group or the Qualtrics Group of the capital stock or other equity interests of any Subsidiary to any Person.
Article V.
MISCELLANEOUS
d.Consent
. Any consent of SAP or Qualtrics pursuant to this Agreement or any of the Intercompany Agreements shall not be effective unless it is in writing and evidenced by the signature of the General Counsel of SAP or General Counsel of Qualtrics (or another duly authorized signatory of such Party or such other person that the General Counsel has specifically authorized in writing to give such consent).
e.Limitation of Liability

. IN NO EVENT SHALL ANY MEMBER OF THE SAP GROUP OR QUALTRICS GROUP BE LIABLE TO ANY OTHER MEMBER OF THE SAP GROUP OR QUALTRICS GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT (a) EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN EITHER THIS AGREEMENT OR ANY INTERCOMPANY AGREEMENT, (b) EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 3.5, OR (c) EITHER PARTY’S BREACH OF ITS DATA PROTECTION OR PRIVACY OBLIGATIONS HEREUNDER.
f.Entire Agreement
. This Agreement, the Intercompany Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.
g.Governing Law and Jurisdiction
. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all Disputes arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).
h.Consent to Jurisdiction
. SUBJECT TO SECTION 3.9, THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT

REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
i.Waiver of Jury Trial
. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.4.
j.Termination; Amendment
. This Agreement and all Intercompany Agreements may be terminated or amended by and in the sole discretion of SAP, without the approval of Qualtrics, at any time prior to the IPO. This Agreement and any applicable Intercompany Agreements may be terminated or amended at any time after such date and during the term of this Agreement only by an instrument in writing signed on behalf of each of the Parties. In the event of termination pursuant to this Section 5.7, no Party shall have any liability of any kind to the other Party. Except as otherwise provided herein or required by the provisions hereof, this Agreement shall terminate on the date that is three years after the first date upon which the members of the SAP Group hold shares of Common Stock representing less than a majority of the votes entitled to be cast by all holders of Common Stock; provided, however, that the provisions of Sections 3.11 (Compliance and Other Policies) and Section 4.7(d) shall terminate on the first date upon which the members of the SAP Group hold shares of Common Stock representing less than a majority of the votes entitled to be cast by all holders of Common Stock, the provisions of Section 3.7 (Cooperation in Future Litigation or Other Proceedings) shall survive for a period of seven years after the termination of this Agreement, and the provisions of Section 3.5 (Confidentiality) and Section 3.6 (Privileged Matters), Article IV (other than Section 4.7), Article V and Article VI shall survive indefinitely after the termination of this Agreement.
k.Notices

. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties at the following addresses:
if to SAP:
SAP SE
Dietmar-Hopp-Allee 16
Germany – 69190
Attention: Jochen Scholten
E-mail:

if to Qualtrics:
Qualtrics International Inc.
333 W River Park Dr
Provo, UT 84604
Attention: Legal Department
E-mail:

with a copy to:

Shearman & Sterling LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA 94025
Attention: Daniel R. Mitz
E-mail: Daniel.Mitz@shearman.com

or at such other address or e-mail as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice shall be sent by hand delivery, internationally recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested and, in any event, shall be concurrently sent by e-mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted electronically; one working day after it is sent, if sent by internationally recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.
l.Counterparts
. This Agreement, including the Intercompany Agreements and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
m.Binding Effect; Assignment

. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.
n.Severability
. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
o.Failure or Indulgence not Waiver; Remedies Cumulative
. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.
p.Authority
. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
q.Interpretation
. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section,

Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 5.7. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.
r.Conflicting Agreements
. None of the provisions of this Agreement are intended to supersede any provision in any Intercompany Agreement or any other agreement with respect to the respective subject matters thereof. In the event of conflict between this Agreement and any Intercompany Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.
s.Third Party Beneficiaries
. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party.
t.Publicity
. Each of SAP and Qualtrics shall consult with the other, and shall, subject to the requirements of Section 3.5, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with this Agreement, the IPO or any other transactions related thereto and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable.
u.Specific Performance
. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
Article VI.
DEFINITIONS
v.Defined Terms
. The following capitalized terms shall have the meanings given to them in this Section 6.1:
“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.
“Administrative Services Agreement” shall have the meaning set forth in Section 1.1(a).
“Affiliated Company” of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
“Agreement” shall mean this Master Transaction Agreement, together with the Schedules and Exhibits hereto, as the same may be amended from time to time in accordance with the provisions hereof.
“Cash-Settled Equity Awards” shall have the meaning set forth in Section 2.3(e).
“CCO” shall have the meaning set forth in Section 3.11(e)
“Class A common stock” means the Class A common stock, par value $0.0001 per share, of Qualtrics.
“Class B common stock” means the Class B common stock, par value $0.0001 per share, of Qualtrics.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” shall have the meaning set forth in the recitals of this Agreement.
“Common Stock” means the Class A common stock and Class B common stock of Qualtrics.
“Confidential Information” shall have the meaning set forth in Section 3.5(b)(i).
“Disclosing Party” shall have the meaning set forth in Section 3.5(b)(i).
“Dispute” shall have the meaning set forth in Section 3.9(a).

“Dispute Resolution Commencement Date” shall have the meaning set forth in Section 3.9(a).
“Distribution Agreement” shall have the meaning set forth in Section 1.1(e).
“Distribution Date” means the date on which a Tax-Free Distribution occurs.
“Employee Matters Agreement” shall have the meaning set forth in Section 1.1(c).
“Exchange Act” shall have the meaning set forth in Section 2.1(a).
“Existing Intercompany Agreements” shall have the meaning set forth in Section 3.12.
“Final Determination” shall have the meaning set forth in the Tax Sharing Agreement.
“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.
“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
“Guarantee” shall have the meaning set forth in Section 3.13.
“IFRS” means International Financial Reporting Standards.
“Indebtedness” means, with respect to any Person, any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (b) any capitalized or finance lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles).
“Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Section 4.2 or Section 4.3 hereof or any other section of this Agreement or any Intercompany Agreement.
“Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Section 4.2 or Section 4.3 hereof or any other section of this Agreement or any Intercompany Agreement.
“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Insurance Matters Agreement” shall have the meaning set forth in Section 1.1(f).
“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.
“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; or (c) from Insurance Policies.
“Intellectual Property Matters Agreement” shall have the meaning set forth in Section 1.1(d).
“Intercompany Agreements” means the Employee Matters Agreement, the Insurance Matters Agreement, the Intellectual Property Matters Agreement, the Real Estate Matters Agreement, the Administrative Services Agreement, the Tax Sharing Agreement, the Distribution Agreement and the Stockholders’ Agreement.
“IPO” shall have the meaning set forth in the recitals to this Agreement.
“IPO Date” shall have the meaning set forth Section 1.1.
“IPO Conditions” shall have the meaning set forth in Section 2.3.
“IPO Dividend Amount” shall have the meaning set forth in Section 2.3(f).
“IPO Registration Statement” shall have the meaning set forth in the recitals to this Agreement.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and all attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against an indemnified party).
“Nasdaq” shall have the meaning set forth in Section 2.1(c).
“New Share-Settled Equity Awards” shall have the meaning set forth in Section 2.3(e).
“Note 1” shall have the meaning set forth in Section 1.2(b).
“Note 2” shall have the meaning set forth in Section 1.2(b).
“Notifying Party” shall have the meaning set forth in Section 3.5(a).
“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.
“Permitted Acquisition” means any acquisition by Qualtrics or any of its Subsidiaries of Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person not requiring the prior affirmative vote of the holders of the Class B common stock pursuant to Section 3.2(a)(iv).
“Person” means an individual, partnership, joint venture, limited liability company, firm, corporation, trust or other entity, including governmental authorities.
“Privileged Information” shall have the meaning set forth in Section 3.6(a).
“Privileges” shall have the meaning set forth in Section 3.6(a).
“Qualtrics” shall have the meaning set forth in the preamble to this Agreement.
“Qualtrics’ Auditors” shall have the meaning set forth in Section 3.4(a)(i).
“Qualtrics Balance Sheet” means Qualtrics’ unaudited consolidated balance sheet for the most recently completed fiscal quarter as of the IPO Date.
“Qualtrics Board” shall have the meaning set forth in Section 3.2(a)(v).
“Qualtrics Business” means the business presently conducted by Qualtrics, as more completely described in the IPO Registration Statement, or following the IPO Date, such business that is then conducted by Qualtrics and described in its periodic filings with the Commission.
“Qualtrics Equivalent Compliance Policies” shall have the meaning set forth in Section 3.11(a).
“Qualtrics Equivalent Other Policies” shall have the meaning set forth in Section 3.11(a).
“Qualtrics Equivalent Policies” shall have the meaning set forth in Section 3.11(a).

“Qualtrics Group” means Qualtrics and its Subsidiaries.
“Qualtrics Indemnitees” means Qualtrics, each member of the Qualtrics Group and each of their respective directors, officers and employees.
“Qualtrics Liabilities” means (without duplication) the following Liabilities:
1.all Liabilities reflected in the Qualtrics Balance Sheet;
2.all Liabilities of SAP or its Subsidiaries that arise after the date of the Qualtrics Balance Sheet that would be reflected in a Qualtrics balance sheet as of the date of such Liabilities, if such balance sheet was prepared using the same principles and accounting policies under which the Qualtrics Balance Sheet was prepared;
3.all Liabilities that should have been reflected in the Qualtrics Balance Sheet but are not reflected in the Qualtrics Balance Sheet due to mistake or unintentional omission;
4.all Liabilities (other than Liabilities for Taxes, which are governed by the Tax Sharing Agreement), whether arising before, on or after the IPO Date, that relate to, arise or result from:
1.the operation of the Qualtrics Business as conducted at any time prior to, on or after the IPO Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or
2.the operation of any business conducted by any member of the Qualtrics Group at any time after the IPO Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
5.all Liabilities resulting from a breach of its confidentiality obligations or breach of its data protection and privacy obligations;
6.all Liabilities that are expressly contemplated by this Agreement, or any other Intercompany Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Qualtrics or any member of the Qualtrics Group; and
7.Liabilities of any member of the Qualtrics Group under this Agreement or any of the Intercompany Agreements.
After the IPO Date, SAP and Qualtrics may receive invoices evidencing liabilities jointly incurred by or on behalf of both of them or their respective Affiliated Companies. Accordingly, each of SAP and Qualtrics agrees that such joint liabilities shall be divided among SAP,

Qualtrics and their respective Affiliated Companies consistent with past practice and “Qualtrics Liabilities” shall include the portion so allocated to Qualtrics.
“Qualtrics Policies” shall have the meaning set forth in Section 3.11(c).
“Real Estate Matters Agreement” shall have the meaning set forth in Section 1.1(h).
“Receiving Party” shall have the meaning set forth in Section 3.5(b)(i).
“Rollover Shortfall Shares” shall have the meaning set forth in Section 2.3(e).
“Rule 10A-3(b)(2)” means Rule 10A-3(b)(2) (or any successor rule to similar effect) promulgated under the Exchange Act.
“SAP” shall have the meaning set forth in the preamble to this Agreement.
“SAP Accounting Policies” shall have the meaning set forth in Section 3.4(g).
“SAP America” means SAP America, Inc., a Delaware corporation and wholly owned Subsidiary of SAP.
“SAP’s Auditors” shall have the meaning set forth in Section 3.4(a)(i).
“SAP Business” means any business that is then conducted by SAP and described in its periodic filings with the Commission, other than the Qualtrics Business.
“SAP Compliance Policies” shall have the meaning set forth in Section 3.11(a).
“SAP Group” means (x) prior to the first Distribution Date, SAP America and, for so long as SAP America is a Subsidiary of SAP, SAP and all Subsidiaries of SAP, and (y) following the first Distribution Date, SAP and all Subsidiaries of SAP. For the avoidance of doubt, for purposes of this Agreement, the Qualtrics Group shall not be deemed to be Subsidiaries of any member of the SAP Group.
“SAP Indemnitees” means SAP, each member of the SAP Group and each of their respective directors, officers and employees.
“SAP Liabilities” means (without duplication) the following Liabilities:
1.all Liabilities (other than Liabilities for Taxes, which are governed by the Tax Sharing Agreement), whether arising before, on or after the IPO Date, that relate to, arise or result from:
3.the operation of the SAP Business as conducted at any time prior to, on or after the IPO Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

4.the operation of any business conducted by any member of the SAP Group at any time after the IPO Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
2.all Liabilities resulting from a breach of its confidentiality obligations or breach of its data protection and privacy obligations;
3.all Liabilities that are expressly contemplated by this Agreement, or any other Intercompany Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SAP or any member of the SAP Group; and
4.Liabilities of any member of the SAP Group under this Agreement or any of the Intercompany Agreements.
After the IPO Date, SAP and Qualtrics may receive invoices evidencing liabilities jointly incurred by or on behalf of both of them or their respective Affiliated Companies. Accordingly, each of SAP and Qualtrics agrees that such joint liabilities shall be divided among SAP, Qualtrics and their respective Affiliated Companies consistent with past practice and “SAP Liabilities” shall include the portion so allocated to SAP.
“SAP Other Policies” shall have the meaning set forth in Section 3.11(a).
“SAP Policies” shall have the meaning set forth in Section 3.11(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership, limited liability company or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, joint venture, trust, association or other entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt.
“Stockholders’ Agreement” shall have the meaning set forth in Section 1.1(g).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profits interest, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. Notwithstanding the foregoing, for purposes of this Agreement, no member of the Qualtrics Group shall be deemed to be a Subsidiary of any member of the SAP Group.
“Tax” and “Taxes” shall have the meanings set forth in the Tax Sharing Agreement.
“Tax-Free Distribution” means a distribution or other transfer of the Class B Common Stock (i) by SAP America to holders of stock of SAP America (including SAP) and/or holders of securities issued by SAP America or (ii) by SAP to holders of stock of SAP and/or holders of securities issued by SAP, in either case in a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Code.
“Tax Sharing Agreement” shall have the meaning set forth in Section 1.1(b).
“Third Party Claim” shall have the meaning set forth in Section 4.6(a).
“Underwriters” shall have the meaning set forth in Section 2.1(a).
“Underwriting Agreement” shall have the meaning set forth in Section 2.1(a).
“U.S. GAAP” means U.S. Generally Accepted Accounting Principles.
“Wholly-Owned Subsidiary” means each Subsidiary of Qualtrics in which Qualtrics owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.
[Signature Page Follows]

WHEREFORE, the Parties have signed this Master Transaction Agreement effective as of the date first set forth above.
SAP SE
/s/ Luka Mucic
Name: Luka Mucic
Title: Chief Financial Officer
/s/ Jochen Scholten
Name: Jochen Scholten
Title: General Counsel
QUALTRICS INTERNATIONAL INC.
/s/ Chris Beckstead
Name: Chris Beckstead
Title: President
[Signature Page to Master Transaction Agreement]

SCHEDULE 3.11(a)(i)

SAP Global Compliance Policies

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

SCHEDULE 3.11(a)(ii)

SAP Other Policies

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

SCHEDULE 3.11(c)

Qualtrics Policies

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit 10.[__]
SCHEDULE 3.12

Surviving Existing Intercompany Agreements

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]